Exhibit 10.3

DEFERRED COMPENSATION PLAN

FOR

SELECTED DIRECTORS OF BAYLAKE BANK

(MONEY PURCHASE COMPENSATION PLAN)

BAYLAKE BANK

DEFERRED COMPENSATION PLAN

ARTICLE I - PURPOSE, DEFINITIONS, AND CONSTRUCTION

1.1 Purpose. Baylake Bank hereby adopts this Voluntary Deferred Compensation Plan, hereafter referred to as the Plan, to permit certain Directors selected by the company to defer a portion of their anticipated director fees and to have such deferred directors fees accounted for and administered in accordance with the following provisions.

It is intended that the Plan shall constitute and shall be construed and administered as an unfunded plan of deferred compensation within the meaning of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, and the Internal Revenue Code (Code) of 1986, as amended. The Plan is not intended to be qualified under 401(a) of the Code.

1.2 Definitions. For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless a different meaning is plainly required by the context.

A. “Administrator” shall mean the persons designated and appointed by the Board of Directors as a committee to have general charge of the administration and interpretation of the Plan. In the absence of specifically appointed persons, the Board shall serve as the committee.

B. “Adoption Agreement” shall mean a separate agreement between a Participant and the company which forms a part of the Plan, under which the company agrees to allow the Participant to participate in the plan and Participant agrees to that participation under the terms set forth herein.

C. “Beneficiary” shall mean the person or persons designated by a Participant to receive payments under the Plan in the Event of Participant’s death, provided that if the Participant has failed to designate a Beneficiary or if designated Beneficiaries predecease the Participant, all distributions under the Plan shall be payable to Participant’s surviving spouse or, if none, to surviving issue, per stirpes, or, if none, then to his or her estate.

D. “Board” shall mean the Board of Directors of the company.

E. “Corporation” shall mean Baylake Bank, acting for itself or any subsidiaries and for any successor thereto which assumes the rights and obligations of the company under the plan.

F. “Deferral Accounting Record” – the company shall maintain a record for each participant showing the amount and date of each deferral. This accounting record shall also be updated annually to show interest accrued on the total deferred amount based on an interest rate as determined from time to time as being equal to or exceeding the interest rate paid by insurance companies on their policy investments.

G. “Deferral Form” shall mean the then current Deferral Election Form of a Participant, to be executed prior to the start of any affected Plan Year, specifying the percentage or dollar amount of fees elected to be deferred for that year. The Deferral Form shall remain in effect for the Plan Year for which it was executed unless revoked or amended to modify the percentage or amount of the deferral prior to the beginning of the Plan Year.

H. “Effective Date” shall mean December 19, 1995 on which the provisions of the Plan shall be effective by resolution of the Board and after which Participants shall be eligible to participate by entering into an Adoption Agreement with the company.

I. “Participant” shall mean any past or present member of the Board and who, by having executed an Adoption Agreement, is participating in the Plan. Such person shall cease to be a Participant upon Termination or when the balance in the Deferral Account is reduced to zero ($0), whichever is later.

J. “Plan” shall mean the company’s Voluntary Deferred Compensation Plan as set for herein.

K. “Plan Year” shall mean the consecutive twelve (12) month period commencing January l and ending December 31 of each year.

L. “Normal Retirement Date” is the date of the annual meeting in the year which the director reaches age 72.

1.3 Gender and number. Except as indicated otherwise, any masculine terminology shall also include reference to the feminine as appropriate and definitions of any term herein in the singular shall also include the plural.

1.4 Headings. The headings of articles or sections are inserted for convenience and are not to be regarded as part of the Plan or as indicating or controlling the meaning or construction of any provision contained herein.

1.5 Plan Provisions Controlling. In the event any term or provisions of any summary or description of the Plan or of any related instrument, agreement, or document are construed as being in conflict with the provisions of the Plan, such Plan provision shall be controlling.

1.6 Severability. In the event any Plan provision shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan. The remaining provisions shall be fully severable and the Plan shall, to the extent practicable, be construed and enforced as if such illegal or invalid provisions were not included therein.

1.7 Applicable Law. Subject to the overriding intent that the Plan be unfunded and non-qualified as provided for Section 1.1, the Plan shall be construed in accordance with the laws of the State of Wisconsin, except to the extent preempted by federal law.

ARTICLE II – DEFERRAL ELECTIONS, CONTRIBUTIONS, ADDITIONS

AND ACCOUNTING PROCEDURES

2.1 Availability of Election. The company shall make available to each participant in December of each Plan Year a Deferral Form to designate a portion of Participant’s anticipated directors fees for the coming year. All amounts elected to be deferred shall be subject to the terms and conditions of the Plan and shall be subject to FICA taxes, if applicable. No deferral shall be effective for any Plan Year unless a Deferral Form has been completed and filed with the Administrator prior to January 1 of the year for which the deferral is elected, except that Deferral Forms completed as of the date of Adoption of the Plan, as initial elections thereunder, shall be effective for the first Plan Year.

Notwithstanding the foregoing, an election under a Deferral Form may be cancelled or amended not more than once annually, prior to the beginning of each Plan Year to increase, reduce or cancel the deferral for such year. Upon such increase, reduction or cancellation, no further change in the amounts to be deferred under the Plan shall be permitted for the Plan Year.

2.2 Record Keeping of Deferral Amounts. Records shall be created and maintained under the Plan in a manner sufficient to disclose the interest of all Participants. For each Participant, a separate, individual accounting shall be maintained with all credits and charges made thereto in the manner described hereunder. Maintenance of such records shall be for accounting purposes only. All credits and distributions made from an account shall be credited or charged to the account as of the date paid. See definition at 1.2 - F.

2.3 Treatment of Amounts Deferred. Upon execution and filing of the Deferral Form by a Participant, the company shall, within ten (10) days after the end of the period during which a Participant would have otherwise been entitled to receive payment of the amount deferred, record the deferred amount on the participants accounting record. (1.2 - F)

2.4 Irrevocability and Nonassignability. All amounts elected to be deferred and credited to a Participant’s Deferral Account shall be treated as irrevocably deferred and no payment of such amount may be received by the Participant, except in accordance with the eligibility requirements for payment under the Plan. No amount due or expected to become due may be transferred, assigned, pledged, sold, encumbered, or alienated, either by garnishment or by execution or levy by any Participant or Beneficiary thereof. All amounts due hereunder shall be paid or distributed solely to the Participant or Beneficiary thereof subject to the direction of the Administrator pursuant to the authority granted under Section 4.1 of the Plan.

2.5 Accounting Procedures. The Administrator shall see to the proper performance of the following procedures as of the close of each Plan Year:

A. First, to credit to the proper accounts all contributions and accounting additions and charge all distributions made respecting Participant accounting records since the close of the last preceding Plan Year, not previously credited or charged.

B. Second, to calculate each year the amount of interest earned on the total amount that the participant has deferred and provide each participant with a print out annually in January of each year showing total amount deferred since inception, date and amount of each deferment for preceding year, interest earned on the deferred amount, and a projection to retirement age based on current deferment amount at an interest rate that has been paid over the period by insurance companies on universal life contracts.

This accounting procedure and record keeping shall be performed by the company’s accounting department and shall be reviewed at least once each year by the Administrative Committee.

ARTICLE III – DEFERRED COMPENSATION PAYMENTS

3.1 Eligibility for Deferred Compensation. Subject to limitations set forth under the plan, each Participant or designated Beneficiary thereof shall become eligible for distribution of deferred compensation under the Plan in the following manner:

A. Retirement or Termination. Upon retirement or termination as a Director with the company, a Participant shall become eligible for payment of deferred compensation.

B. Death. Upon death of a Participant, the Participant’s Beneficiaries shall become eligible for payment of deferred compensation to the extent that the Participant’s prior receipt of payments hereunder has not reduced the Participant’s Deferral Account to zero ($0).

3 .2 Amount and Method of Payment of Deferred Compensation. The total deferred compensation to be paid to a Participant shall be distributed to such Participant or, in the event of Participant’s death, to his/her Beneficiaries, in one of the following methods, as determined by the Administrator in its sole and absolute discretion, taking into account the best interests of such Participant or Beneficiary: (i) a single lump sum payment; (ii) annual installments over a period of 10 years (optional monthly payments); or (iii) such combination of the foregoing lump sum payment and annual installments as deemed reasonable by the Administrator in the best interests of the Participant or Beneficiaries thereof. The Administrative Committee shall confer with the Participant or Beneficiary to best determine the method of distribution.

Upon determination by the Administrator, the method of distribution shall remain in force until the Deferral Account balance is reduced to zero ($0), except that in the event of the death or financial need of such Participant or Beneficiary, due to illness, disability, or financial emergency, the Administrator may determine such other method of distribution of the balance of the Deferral Account as, in its sole and absolute discretion, it deems appropriate under the circumstances.

A. In the event of a lump sum distribution, the total deferred compensation paid shall be the amount that has been deferred by the Participant up to the time of distribution plus interest accrued on the deferred amounts with interest to be calculated based on a interest rate as determined by what is the going rate for universal life insurance contracts as determined over the period of the deferrals.

B. In the event of an installment distribution, the amount of such installment shall equal the balance of the Participant’s Deferral Account plus the accrued earnings as mentioned above in “A”. The payment will be made in 10 equal annual payments or 120 equal monthly payments. Payments will be determined by using a rate that is an average of three insurance companies 10 year Installment Immediate annuity contract, or as determined by the IRS if law requires.

3.3 In the event of the death of the Participant during the period of the benefit payout, the Participant’s Beneficiary shall receive the balance of the payments due over the time remaining or if paid in a lump sum, the balance remaining in the account plus any interest that may have accrued.

ARTICLE IV – PLAN ADMINISTRATION

4.1 Administrative Committee. The Board shall appoint a committee of at least three (3) members whose responsibility shall be to provide for the administration of the plan. The committee shall be appointed from members of the Board at the last meeting during each Plan Year to serve for one year or until the next election thereof. The committee shall have full authority to make decisions, establish regulations, issue directives, and take such actions deemed reasonable and necessary to effectuate the purposes of the plan including the authority to establish such forms and procedures and require such reports as it shall deem necessary to be prepared by the banks accounting department so as to insure the proper credit of contributions and distribution of benefits hereunder. It is expressly empowered with the sole authority to interpret the plan, resolve claims made hereunder, and to interpret ambiguities, inconsistencies, and omissions identified in the performance of its duties.

4.2 Claims. The Administrator shall consider all claims made by any Participant or Beneficiary for payment under the plan, provide for a fair and reasonable adjudication thereof, and promptly notify any claimant of its decision on each such claim. In the event of any questions about the disposition of any claim, the committee shall meet with the claimant to discuss any questions or disputes and attempt to resolve any disagreements pertaining to its decision. In the event that a dispute cannot be resolved, the claim shall be referred to the Board for hearing to review the matter in dispute. If the dispute is not resolved after the Boards action, it shall then be referred to a Committee of Arbitration. This committee shall consist of one member selected by the Claimant, one member selected by the Company, and a third member selected by the first two members. This committee shall operate under a generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representative, successors, and assigns shall abide by the decision of the committee with respect to the controversy that has been properly submitted to them.

4.3 Life Insurance and Funding. The company may, in its sole discretion, apply for and procure as owner and for its own benefit, insurance on the life of the Participant, in such amounts and in such forms as the company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the company he shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the company has applied for insurance. Neither Participant, nor any Beneficiary shall have any claim for benefits accrued or paid under such policies or which may result from the death of any Participant.

ARTICLE V – MISCELLANEOUS

5.1 Participant Rights. All payments made under the plan shall be independent of and separate from payments made under any other plan or agreement for compensation which may be in force between the company and any Participant or Beneficiary thereof. Neither the plan nor any document executed herewith shall be construed as (i) constituting or creating a contract of directorship, (ii) restricting any right of the company to discharge a Participant, with or without cause, or the right of any Participant to terminate directorship, or (iii) establishing any representation or guaranty as to the amount of compensation to be paid by the company to any Participant for any period of time as a director.

5.2 Absence of Liability. The company shall be solely liable for any and all liability determined or otherwise established under the plan as to any Participant or Beneficiary thereof. No director, whether or not a member of the committee directed to administer the plan, nor any officer of the company, shall have any liability to any Participant, Beneficiary, or any other person, with respect to benefits due or claimed to be due under the plan. Each Participant expressly, knowingly, and unconditionally waives all claims for liability hereunder.

5.3 Amendment and Termination. The plan may be amended or terminated by the written agreement between the company and any Participant. The party initiating the termination proposal is required to give the other party a minimum of 60 days to respond. However, any plan amendment or termination, or the adoption of any subsequent plan which would cause any plan Participant to be in constructive receipt of amounts previously deferred, such amendment or termination shall be applicable solely as to future deferrals. Notwithstanding the above, the company shall be entitled to unilaterally amend the plan to limit future deferrals or to conform the plan to ERISA or Code requirements respecting unfunded plans of deferred compensation.

Notwithstanding the foregoing, the plan may not be amended or terminated during a period immediately preceding insolvency if the intended result is to accelerate payment of benefits to Participants such that any Participant’s Deferral Accounts would be unavailable to the company’s general creditors.

5.4 Disclaimer to Participants. The company expressly disclaims any and all responsibility or liability to any Participant as an advisor or consultant to such Participant relative to the investment or income tax effects of compensation deferred under the plan or any payment of benefits hereunder.

5.5 Alienability and Assignment Prohibition. Neither participant, his/her widow or widower, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the participant or his/her beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event participant or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation’s liabilities shall forthwith cease and terminate.

5.6 Binding Obligation of Corporation and any Successor in Interest. Corporation expressly agrees that it shall not merge or consolidate into or with another Corporation nor sell substantially all of its assets to another Corporation, firm or person until such Corporation, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Corporation under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

IN WITNESS WHEREOF, the company has caused this plan to be executed pursuant to the approval and adoption hereof by Resolution of the Board of Directors this 19th day of December, 1995.

BAYLAKE BANK

BY:	/s/ T.L. Herlache

ATTESTED:

BY:	/s/ Richard C. Olson, Cashier